For immediate release

                     COMMITTEE TO RESTORE STOCKHOLDER VALUE
                      REQUESTS ASSISTANCE AND REVIEW BY SEC

AUGUSTA, GA (JANUARY 18, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE has today advised that its legal counsel, Cutler Law Group, has forwarded a letter to the Securities and Exchange Commission (SEC) detailing what the Committee believes is a scheme to mislead and defraud shareholders of Competitive Technologies, Inc. (AMEX: CTT) in connection with the Annual Meeting of Shareholders held on January 16, 2007. The Committee believes that it is the CTT's shareholders' right under SEC Rules and Regulations to have a fair opportunity to select their management team, and that by the actions taken yesterday by current management, that right has been subverted.

Data used in the Committee's letter to the SEC is ADP vote data from the day of the meeting. The Committee believes that the CTT-hired election inspectors are working with out-of-date ADP data as provided several days earlier.

The  letter  to  the  SEC  provides  in  relevant  part  as  follows:

"The  shareholders  of  Competitive  Technologies,  Inc.  need  your  help.

The "Annual Meeting of Shareholders" of Competitive Technologies, Inc. was held yesterday at 10 am at the American Stock Exchange. At that meeting, a scheme to mislead and defraud the Competitive Technologies, Inc. shareholders was played out by management of the Company.

No sooner had the meeting commenced than the Chairman, Richard Carver, announced that "no quorum" for the meeting was present and that consequently he moved to adjourn. In an attempt to terminate the meeting, he called for a show of hands and sought to immediately stop the meeting.

That attempt was somewhat thwarted by a demand by the Committee that (i) a determination that a quorum was indeed lacking be made and (ii) that any motion to adjourn or otherwise must be made by ballot to ensure that those present in person and by proxy could appropriately vote on the matter.

Subsequent to that attempt, Mr. Carver and the independent inspectors of election confirmed that in truth, they had no idea as to whether a quorum was present and had not made ANY attempt to determine whether a quorum was indeed present. The independent inspectors advised that they had NOT been asked by management whether a quorum was present.

In fact, we have been advised that employees of Competitive Technologies were advised that Management intended to declare that a quorum was not present and terminate the meeting the day before the meeting, and that they were consequently told not to attend the meeting.

As is set forth in Exhibit A and Exhibit B to this letter, the Committee submits that a minimum of 4,117,348 shares were present in person or by proxy and available for vote at the meeting. That number includes votes "withheld" (which would count towards a quorum) as well as 120,000 shares voted in favor of the opposition by Steve Wilson, a CTT shareholder, at the meeting. That is more than the 4,005,000 shares required for a quorum.

The Committee also submits that based on vote totals received from ADP and presented as proxies at the meeting, the Committee presented a total of 2,278,723 shares voted in favor of the nominees of the Committee for election as directors and a total of 1,665,998 were voted in favor of management's nominees.

With those numbers in mind, it is clear that Management's attempt to terminate the meeting without a determination that a quorum was or was not present was clearly an attempt to subvert the shareholder voting process and give their proxy solicitation firm, Morrow & Co., an additional period of time to seek to change votes. As we detailed in prior correspondence, we have determined that Morrow & Co. may present false and misleading statements to shareholders in order to prevail (for example, telling them that voting "withhold" on a white proxy would be voting against management -- when in fact that would effectively terminate a vote for the opposition). That simply thwarts the carefully crafted shareholder voting process set forth in the proxy rules and prevents shareholders from properly exercising their voting privileges at the company.

As you might imagine, the many shareholders present at the meeting yesterday were outraged by Management's behavior. Many of those shareholders had traveled from all over the country to attend the meeting.

The end result of the meeting was that it effectively remains open. There has been no determination as to whether a quorum was present or not, and the vote to "adjourn" until February 2, 2007 was also not ruled upon because the inspectors of election took ballots and "went back to their office" to count the votes. The Opposition voted against that motion, and given the vote totals set forth above, we believe that motion failed.

The Committee believes that SEC action is warranted at this point to come in and effectively enjoin further action by the Company pending a determination as to whether a quorum was indeed present and if so, the outcome of voting at the meeting. Given the prior actions of management, the shareholders who have voted with the Committee believe that they are not capable of providing a fair and impartial forum for this vote, and that SEC intervention is necessary.

Please feel free to call me if you have further questions on this matter. Given the fact that the Company has spent many hundreds of thousands of dollars in fighting this battle, we believe quick action is warranted to prevent further erosion of shareholder value by permitting that group to expend further funds to improperly prevent a clearly warranted change of control at Competitive Technologies, Inc. The Committee further believes that it has the votes to elect its slate of directors and that management, knowing this fact, is merely attempting to perpetuate their position in control by controlling the process."

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting
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the  Committee.

Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com